Appleton Reports Second Quarter 2008 Results

(Appleton, Wis., August 11, 2008) Appleton’s net sales from continuing operations for second quarter ended June 29, 2008, increased 2.9 percent to $249.8 million compared to net sales from continuing operations of $242.8 million for the same quarter of 2007. Appleton reported income from continuing operations of $0.3 million for second quarter 2008 compared to a loss from continuing operations of $0.9 million for the same quarter of 2007. Appleton reported a $42.7 million net loss for second quarter 2008 compared to a $1.7 million net loss for second quarter 2007, primarily due to impairment charges reducing the carrying value of Bemrose Group Limited, Appleton’s secure and specialized print services business based in Derby, England.

As previously announced, late in 2007 Appleton committed to a formal plan to sell Bemrose Group Limited. The operating results of Bemrose for the three and six months ended June 29, 2008, and July 1, 2007, have been reclassified and are reported as discontinued operations. On August 1, 2008, Appleton completed the sale of Bemrose Group Limited for net proceeds of $7.6 million. In anticipation of the sale transaction, the Company recorded impairment charges aggregating $41.2 million related to goodwill and other long-lived assets in the three-month period ended June 29, 2008. These charges arose in the second quarter due to a decline in the value of the business arising primarily as the result of deteriorating economic conditions and tougher markets for Bemrose products, as well as increased funding requirements of the Bemrose pension plan arising from negotiations with the plan trustees.

Appleton’s net sales from continuing operations for the first half of 2008 were $486.0 million, an increase of 2.3 percent compared to the first half of 2007. Income from continuing operations for the six months ended June 29, 2008, was $21.6 million compared to $0.6 million of income from continuing operations for the same period last year. During the first half of 2008, Appleton recorded a $22.3 million net litigation settlement gain as the result of prevailing in a lawsuit to recover previously incurred costs from an insurance carrier. As a result of the litigation gain and the Bemrose impairment charges, Appleton recorded a net loss of $21.3 million for the first half of 2008 compared to a $1.8 million net loss recorded for the same period last year.

Second Quarter Business Unit Results (dollars in thousands):

	Net Sales for the Three Months Ended		Operating Income (Loss) for the Three Months Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Technical Papers	$222,498	$217,352	$11,991	$13,337
Performance Packaging	27,281	25,413	1,758	1,841
Other (Unallocated)	—	—	(3,311)	(3,627)
	$249,779	$242,765	$10,438	$11,551

Technical Papers
Technical Papers second quarter 2008 net sales of $222.5 million were $5.1 million, or 2.4 percent, higher than second quarter 2007 as higher net sales of thermal and security papers offset lower net sales of coated solutions. Coated solutions net sales decreased $2.6 million, or 1.8 percent, compared to second quarter 2007, primarily due to lower shipment volumes and unfavorable mix which offset gains from improved pricing. Net sales of thermal papers increased $6.7 million, or 10.5 percent, compared to the prior year quarter, due to increased shipment volumes. Net sales of security papers increased $1.0 million, or 12.0 percent, compared to second quarter 2007, due to increased shipment volumes and improved pricing.

Appleton Reports Second Quarter 2008 Results	page 2
August 11, 2008

In comparison to second quarter 2007, Technical Papers second quarter 2008 operating income decreased $1.3 million to $12.0 million as $10.9 million of raw material and energy inflation offset favorable pricing, productivity and lower selling, general and administrative expenses.

On August 8, 2008, the union employees at Appleton’s paper mill in Roaring Spring, Pennsylvania, ratified a four-year labor agreement negotiated between Appleton and Local 10-0422 of the United Steelworkers Union. The agreement includes improvements in wages and benefits and addresses other issues ensuring that Appleton remains competitive as the world leader in carbonless, thermal and security paper products.

Performance Packaging
Performance Packaging second quarter 2008 net sales were $1.9 million, or 7.4 percent, higher than second quarter 2007 primarily due to improved pricing and favorable mix. Despite higher second quarter 2008 net sales, operating income of $1.8 million for second quarter 2008 was unchanged from the year earlier period. In 2008, gross margins have been negatively impacted by higher raw material costs.

Other (Unallocated)
Other (unallocated) includes costs associated with new business development activities and unallocated corporate expenses. Other (unallocated) costs decreased $0.3 million in second quarter 2008 compared to second quarter 2007.

Balance Sheet
Capital spending during the first half of 2008 totaled $50.7 million, of which $44.6 million was associated with the West Carrollton mill expansion project. Through second quarter 2008, Appleton has spent $76.2 million on the $125 million expansion project. The Company conducted a dedication ceremony at the mill on August 6 to celebrate completion of the project, although spending for this project will continue through the remainder of the year. Capital spending during the first six months of 2007 was $16.8 million.

At the end of second quarter 2008, the Company had cash totaling $16.6 million. This compared to cash of $44.8 million at year-end 2007. Through second quarter 2008, the Company borrowed $179.0 million and repaid $137.8 million on the revolving line of credit within its senior credit facility. As mentioned earlier, spending continues on the West Carrollton mill expansion project. Also, during second quarter 2008, as a result of employee deferrals, required diversification payments and distributions to terminated employees, redeemable common stock was repurchased at a net aggregate price of $13.7 million.

Appleton Reports Second Quarter 2008 Results	page 3
August 11, 2008

Earnings release conference call
Appleton will host a conference call to discuss its second quarter 2008 results on Tuesday, August 12, 2008, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through September 13.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and encapsulation technology. The Company produces carbonless, thermal, security and performance packaging products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, Pennsylvania and Massachusetts, employs approximately 2,400 people and is 100 percent employee owned. For more information visit www.appletonideas.com.

Media Contact:	Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2007 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly-owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton’s senior credit facility and senior and senior subordinated notes.

Appleton Reports Second Quarter 2008 Results	page 4
August 11, 2008

Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(unaudited)
(dollars in thousands)

	For the Three Months Ended June 29, 2008	For the Three Months Ended July 1, 2007

Net sales	$249,779	$242,765
Cost of sales	199,159	188,630

Gross profit	50,620	54,135

Selling, general and administrative expenses	40,182	42,350
Restructuring and other charges	—	234

Operating income	10,438	11,551

Other expense (income)
Interest expense	10,212	12,175
Debt extinguishment expenses	—	1,053
Interest income	(56)	(253)
Litigation settlement, net	(41)	—
Foreign exchange gain	(6)	(649)

Income (loss) from continuing operations before income taxes	329	(775)

Provision for income taxes	55	124

Income (loss) from continuing operations	274	(899)

Discontinued operations
Loss from discontinued operations, net of income taxes	(42,950)	(848)

Net loss	$(42,676)	$(1,747)
Other Financial Data:

Depreciation and amortization of intangible assets	$14,771	$16,280

Appleton Reports Second Quarter 2008 Results	page 5
August 11, 2008

Table 2

Appleton Papers Inc.
Consolidated Statements of Operations
(unaudited)
(dollars in thousands)

	For the Six Months Ended June 29, 2008	For the Six Months Ended July 1, 2007

Net sales	$486,009	$475,115
Cost of sales	380,849	362,177

Gross profit	105,160	112,938

Selling, general and administrative expenses	84,418	87,246
Restructuring and other charges	—	1,194

Operating income	20,742	24,498

Other expense (income)
Interest expense	21,286	24,437
Debt extinguishment expenses	—	1,053
Interest income	(237)	(1,376)
Litigation settlement, net	(22,274)	—
Foreign exchange loss (gain)	226	(674)

Income from continuing operations before income taxes	21,741	1,058

Provision for income taxes	92	471

Income from continuing operations	21,649	587

Discontinued operations
Loss from discontinued operations, net of income taxes	(42,925)	(2,410)

Net loss	$(21,276)	$(1,823)
Other Financial Data:

Depreciation and amortization of intangible assets	$29,566	$32,682

Appleton Reports Second Quarter 2008 Results	page 6
August 11, 2008

Table 3

Appleton Papers Inc.
Consolidated Balance Sheets
(unaudited)
(dollars in thousands)

	June 29,	December 29,
	2008	2007

Cash and cash equivalents	$16,624	$44,838
Other current assets	288,245	253,050
Assets of discontinued operations	30,672	36,731
Total current assets	335,541	334,619

Property, plant and equipment, net	429,757	393,742

Other long-term assets	300,026	317,401
Assets of discontinued operations	17,633	57,646

Total assets	$1,082,957	$1,103,408

Other current liabilities	$169,739	$171,795
Liabilities of discontinued operations	20,710	21,685
Total current liabilities	190,449	193,480

Long-term debt	578,767	539,105

Other long-term liabilities	215,132	244,440
Liabilities of discontinued operations	22,151	20,750
Total long-term liabilities	237,283	265,190

Total equity	76,458	105,633

Total liabilities & equity	$1,082,957	$1,103,408